As filed with the Securities and Exchange Commission on August 10, 2010.

Registration No. 333-110259

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-1686453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue
Malvern, PA 19355-2143
(610)-644-1300

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dr. Lior E. Yahalomi
63 Lancaster Avenue
Malvern, PA 19355-2143
(610)-644-1300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-110259) of Vishay Intertechnology, Inc. (the “Company”) filed on March 1, 2004, and declared effective on March 4, 2004 (the “Registration Statement”), pertaining to the registration of $500,000,000 principal amount of 3 5/8% convertible subordinated notes due 2023 (the “Notes”) and shares of the Company’s common stock issuable upon conversion of the Notes.

Holders of $498,130,000 principal amount of the Notes exercised their option to require the Company to repurchase their notes on August 1, 2008. The remaining Notes (principal amount of $1,870,000) were called by the Company on August 1, 2010, as permitted under the indenture governing the Notes. As a result, there are no Notes outstanding, and the offering pursuant to the Registration Statement has been terminated. No shares of the Company’s common stock were issued upon conversion of any Note.

The Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the Notes and common stock of the Company, which remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on August 10, 2010.

VISHAY INTERTECHNOLOGY, INC.

By:	Lior E. Yahalomi
Dr. Lior E. Yahalomi
Executive Vice President – Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Principal Executive Officer:

/s/ Gerald Paul	President, Chief Executive Officer,	August 10, 2010
Dr. Gerald Paul	and Director

Principal Financial Officer:

/s/ Lior E. Yahalomi	Executive Vice President and Chief	August 10, 2010
Dr. Lior E. Yahalomi	Financial Officer

Principal Accounting Officer:

/s/ Lori Lipcaman	Executive Vice President and Chief	August 10, 2010
Lori Lipcaman	Accounting Officer

Board of Directors:

/s/ Felix Zandman	Executive Chairman of the Board of	August 10, 2010
Dr. Felix Zandman	Directors

/s/ Marc Zandman	Vice-Chairman of the Board of	August 10, 2010
Marc Zandman	Directors

	Director	August 10, 2010
Eli Hurvitz

	Director	August 10, 2010
Abraham Ludomirski

/s/ Frank D. Maier	Director	August 10, 2010
Frank D. Maier

/s/ Wayne M. Rogers	Director	August 10, 2010
Wayne M. Rogers

/s/ Ronald M. Ruzic	Director	August 10, 2010
Ronald M. Ruzic

/s/ Ziv Shoshani	Director	August 10, 2010
Ziv Shoshani

/s/ Thomas C. Wertheimer	Director	August 10, 2010
Thomas C. Wertheimer

/s/ Ruta Zandman	Director	August 10, 2010
Ruta Zandman